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                                                                     EXHIBIT 2.1



                SHARE SALE AND PURCHASE AGREEMENT - CHRYSCAPITAL


This SHARE SALE AND PURCHASE AGREEMENT - CHRYSCAPITAL (this "AGREEMENT"), is made as of this 18th day of July, 2002 by and between:

A. CHRYSCAPITAL I, LLC, A Mauritius limited life company with limited liability, having its principal office at 3rd Floor, Les Cascades, Edith Cavell Street, Port Louis, Mauritius (hereinafter referred to as "CHRYSCAPITAL " or "SELLER" which expression shall unless it be repugnant to the context be deemed to include its successors, and permitted assigns); and

B. WIPRO LIMITED, a company incorporated under the Companies Act, 1956, having its registered office at Doddakannelli, Sarjapur Road, Bangalore 560 035, India (hereinafter referred to as "WIPRO" or "PURCHASER" which expression shall unless it be repugnant to the context be deemed to include its successors, and permitted assigns).

Each of Seller and Purchaser shall be referred to herein as a "PARTY" and collectively as the "PARTIES".


RECITALS

A. The Seller owns 82.24% of the share capital of Spectramind Limited, a limited liability company incorporated in Bermuda having its registered office at Cedar House, 41, Cedar Avenue, Hamilton, Bermuda (hereinafter referred to as the "COMPANY") consisting of 791,974,345 Series A Preferred Shares of par value US$ 0.01 per share and it also owns 90,650,070 Series XB Warrants, 19,386,732 Series YB Warrants, 290,985,375 Series DB Warrants, 235,724,139 Series EB Warrants (collectively referred to as "CHRYSCAPITAL SECURITIES").
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B.   The Company through its wholly owned subsidiary in Mauritius, Spectramind
     Limited, Mauritius owns a holding interest in Spectramind eServices Pvt. Limited, which is engaged in the business of remote processing activities and has set up a remote processing centre at Okhla, New Delhi.

C. ChrysCapital, Housing Development Finance Corporation Limited ("HDFC"), Mr. Raman Roy, Spectramind Limited, Mauritius, Spectramind eServices Private Limited and the Company had entered into a Shareholders' Agreement dated as of March 15, 2000 (the "OLD SHAREHOLDERS' AGREEMENT") in relation to investments in the Company, Spectramind Limited, Mauritius and Spectramind eServices Private Limited.

D. ChrysCapital, Mr. Raman Roy, WIPRO, Spectramind Limited, Mauritius, Spectramind eServices Private Limited and the Company entered into another Shareholders Agreement dated as of October 21, 2001, which superceded and replaced in its entirety the Old Shareholders Agreement ("PRESENT SHAREHOLDERS AGREEMENT").

E. ChrysCapital, HDFC, Mr. Raman Roy, WIPRO, American Express Travel Related Services Company, Inc ("AMEX"), Spectramind Limited, Mauritius, Spectramind eServices Private Limited and the Company entered into a Modified Shareholders Agreement dated as of 12th February, 2002 which partly amended the Present Shareholders Agreement ("MODIFIED SHAREHOLDERS AGREEMENT").

F. ChrysCapital, HDFC, Amex and the Company had entered into a Bermuda Shareholders Agreement dated as of February 12, 2002 which was in line with the Modified Shareholders Agreement ("Bermuda Shareholders Agreement")

G. The Purchaser desires to purchase from Seller in compliance with the requirement of the Present Shareholders Agreement as modified by the Modified Shareholders Agreement, as well as the Bermuda Shareholders Agreement and Seller desires to sell to Purchaser all the ChrysCapital Securities on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties hereby agree as follows:

1.   DEFINITIONS

     As used in this Agreement the following terms shall have the respective meanings given to them below or in the Sections or documents indicated below:

     "AGREEMENT" shall mean this Share Sale and Purchase Agreement

     "AFFILIATE" means, with respect to any entity, any other entity which controls, is controlled by or is under common control with such entity.

     "CONTROL/CONTROLS" include the possession, directly or indirectly, of the power to constitute the majority of the Board of Directors of an entity or to direct or cause the direction of the management policies of a entity whether through the ownership of the voting securities of such entity or by contract or otherwise.

     "BOARD" shall mean the respective Board of Directors on the board of Spectramind eServices Private Limited, Spectramind Limited, Mauritius, and the Company as the case may be.
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     "BERMUDA SHAREHOLDERS AGREEMENT" shall have the same meaning as in Recital
     F.

     "CHRYSCAPITAL SECURITIES" shall have the same meaning assigned to it in Recital A.

     "CONSIDERATION" shall mean the consideration referred to in Clause 3(a).

     "CLOSING" shall have the meaning given to it under Clause 4.

     "CLOSING DATE" shall mean the date on which the payment of the entire consideration is made in one shot to the Seller in respect of the transfer of the ChrysCapital Securities as contemplated in this Agreement.

     "COMPANY" shall have the same meaning assigned to it in Recital A.

     "CONFIDENTIAL INFORMATION" means information received by Seller from the Purchaser or the Company or any of its subsidiaries in respect of the activities and affairs of the Company or any of its subsidiaries including the information received by the Seller's Board nominees on the board of directors on the Company or any of its subsidiaries and in respect of the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary either to the Purchaser or the Company or any of its subsidiaries including information relating to the MIS, customer information, employees, process and systems etc., provided that such term does not include information that (a) was publicly known or otherwise known to such receiving Party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving Party or any Person acting on such Party's behalf, or (c) otherwise becomes known to such receiving Party other than through disclosure by the delivering Party or any Person with a duty to keep such information confidential.

     "EXECUTION DATE" shall mean the date of execution of this Agreement.

     "INVESTORS" means, collectively, Mr Raman Roy, ChrysCapital, HDFC, WIPRO, AMEX and the Management Team.

     "MODIFIED SHAREHOLDERS AGREEMENT" shall have the meaning assigned to it in Recital E.

     "MANAGEMENT TEAM" shall mean the Management Team of Spectramind eServices Private Limited as listed out in Schedule 1 hereto.

     "OLD SHAREHOLDERS AGREEMENT" shall have the meaning assigned to it in Recital C.

     "PRESENT SHAREHOLDERS AGREEMENT" shall have the meaning assigned to it in Recital D.
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     "PURCHASER'S INDEMNITEES" shall have the meaning given to it under Clause 9
     (a).

     "SELLERS INDEMNITEES" shall have the meaning given to it under Clause 9 (b)

     "SHAREHOLDER/S" shall mean the shareholders of the Company.

     "THIRD PARTY" means any party other than Mr. Raman Roy, ChrysCapital, HDFC, WIPRO, AMEX and the Management Team.


2.   INTEREST TO BE PURCHASED.

     Subject to the terms and conditions of this Agreement and with effect from July 1, 2002, which is the date on which the parties mutually agreed that the effective control and risks and rewards of ownership transferred to the Purchaser, the Purchaser hereby has agreed to purchase from the Seller, and Seller hereby has agreed to sell to Purchaser, the ChrysCapital Securities and all of the rights, privileges, and obligations that attach to such ChrysCapital Securities, including the right and entitlement to be allotted shares by the Company pursuant to the Series XB Warrants, Series YB Warrants, Series DB Warrants and Series EB Warrants, all dividends, cash securities, and other property from time to time to be paid or distributed in respect of all or any part of the ChrysCapital Securities and all conversion rights and options under all or any of the warrants issued by any of the Company or any of its subsidiaries and all rights with respect to Seller's rights and obligations under the Present Shareholders Agreement, Modified Shareholders Agreement and the Bermuda Shareholders Agreement.

     The Parties confirm that the proposed sale and purchase of ChrysCapital Securities shall be in compliance with the requirements of the Present Shareholders Agreement, Modified Shareholders Agreement and the Bermuda Shareholders Agreement since the Seller does not wish to sell its shares in the Company to a Third Party and therefore the rights of first refusal and the tag along procedure as specified in Clause 4 and 5 of the Present Shareholders Agreement shall not apply.

     In consideration of the execution of this Agreement and with the express agreement that the Purchaser shall not consummate a transaction with any other Investor prior to the Closing Date, the Seller hereby irrevocably waives as of the date of this Agreement, all or any rights that it has/may have under the Present Shareholders Agreement as modified by the Modified Shareholders Agreement and the Bermuda Shareholders' Agreement in respect of any sale and purchase of Equity Securities (as defined in the Present Shareholders Agreement) between Purchaser and one or more of the Investors (other than the Seller) including the rights of first offer and tag along rights under Sections 4 and 5 of the Present Shareholders Agreement. However, if the Closing does not occur by July 31, 2002, or such other future date as may be mutually agreed upon between the Parties in writing prior to July 31, 2002, then the Seller's waiver shall stand cancelled and the Purchaser or other Shareholders will require a new written waiver from the Seller to proceed with any transaction, whether already entered into or otherwise, in respect of any sale or purchase of Equity Securities (as defined in the Present Shareholders Agreement


3.   PAYMENT.

(a) Subject to the satisfaction or waiver of the conditions precedent set forth in SECTION 5 and the other terms and conditions of this Agreement, the consideration payable to the Seller
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     for the purchase of the ChrysCapital Securities by WIPRO shall be United
     States Dollars 60.49 million ("THE CONSIDERATION"), payable in accordance with the terms and conditions set out in this Agreement. No deduction shall be made by the Purchaser from the Consideration

(b) At the Closing (as such term is hereinafter defined), Purchaser shall pay the Seller by wire transfer to an account or accounts designated by Seller in writing to Purchaser for that purpose an amount equal to the entire Consideration.


4.   CLOSING AND TERMINATION.

(a) Subject to Section 5(a) and (b), the completion of the sale and purchase of the ChrysCapital Securities (the "CLOSING") contemplated by this Agreement shall take place, on the terms and subject to the conditions of this Agreement, at a location to be mutually agreed between the Parties on or before 31st July, 2002 , or such later date as may be mutually agreed to in writing by all Parties (the "CLOSING DATE").

(b)  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

     (i) the certificate/warrants representing the ChrysCapital Securities (which include the Series A Preferred Shares each fully paid to the extent of US$ 0.01 per share), along with a duly executed share transfer form in favor of the Purchaser;

     (ii) an officer's certificate on behalf of Seller dated as of the Closing Date with respect to the organizational documents and the authorization for execution of this Agreement as well as the transactions contemplated by this Agreement.

     (iii) an officer's certificate on behalf of Seller dated the Closing Date confirming that all the Sellers' conditions to the Closing Date have been satisfied or waived and that the representations and warranties of Seller set forth in this Agreement as of Closing Date continues to true and correct in all material respects.

(c)  At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

     (i) the Consideration, as evidenced by a written confirmation of receipt of such amount from the recipient bank denominated by ChrysCapital;

     (ii) an officer's certificate on behalf of Purchaser dated the Closing Date with respect to the organizational documents and and the authorization for execution of this Agreement as well as the transactions contemplated by this Agreement;

     (iii) an officer's certificate on behalf of Purchaser dated the Closing Date confirming that all the Purchaser's conditions to the Closing Date have been satisfied or waived and that the representations and warranties of Purchaser set forth in this Agreement as of the Closing Date continue to remain true and correct in all material respects.

     (iv) Copy of requisite approvals of the other Government Authorities, RBI Approval or any other approval if required, for payment and remittance of the Consideration of the ChrysCapital Securities to the Seller.

(d) Following delivery of the documents specified in Sections 4(b) and (c), the Seller shall cause for a board meeting of the Company to be held to pass resolutions relating to transfer of the ChrysCapital Securities in the name of Purchaser, and after the board
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     meeting the name of Purchaser shall be entered in the Register of Members of the Company as the owner of the ChrysCapital Securities, and the relevant share certificate will be endorsed in the name of the Purchaser. Seller will cooperate to the extent necessary or required for the board of the Company to accomplish such purposes. Further upon Closing, ChrysCapital shall cause the resignation of all its directors on the Board and the appointment of WIPRO nominees in place of such nominees.


5.   CONDITIONS PRECEDENT.

(a)  The obligation of Purchaser to consummate the transactions contemplated by
     Section 4(a) to 4(c) of this Agreement shall be subject to the fulfillment by the Seller on or before the Closing Date, of each of the following conditions, unless specifically waived by the Purchaser:

     (i) the delivery of all of the documents and other items to be delivered to Purchaser at the Closing pursuant to Section 4(b);

     (ii) the representations and warranties of the Seller set forth in this Agreement continue to remain as true and correct as of the Closing Date.

     (iii) all approvals of governmental or regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, necessary on the part of the Seller to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained.

(b)  The obligation of Seller to consummate the transactions contemplated by
     Section 4(a) to 4(c) of this Agreement shall be subject to the fulfillment by the Purchaser, on or before the Closing Date, of each of the following conditions unless specifically waived by the Seller:

     (i) the delivery of all of the amounts, documents, and other items to be delivered by Purchaser at the Closing pursuant to Section 4(c);

     (ii) the representations and warranties of the Purchaser set forth in this Agreement continue to remain as true and correct as of the Closing Date.

     (iii) all approvals of governmental or regulatory authorities including from the Reserve Bank of India having jurisdiction over the transactions contemplated by this Agreement, necessary on the part of the Purchaser or their respective affiliates to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained;

     (iv) A written letter of waiver from all the Investors of the Company other than AMEX confirming waiver of all rights the Investor has under the Present Shareholders Agreement as modified by the Modified Shareholders Agreement and the Bermuda Shareholders Agreement in respect of any sale and purchase of the Equity Shares of the Company or its subsidiaries including the tag along rights or the rights of first refusal
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     (v)   The Reserve Bank of India approval dated 25th January 2002 approving the payment of Consideration by the Purchaser ("RBI APPROVAL") continues to be valid, binding and subsisting in full force and effect as on the Closing Date.

(c) Notwithstanding anything contained anywhere in this agreement, if the Seller does not receive the Consideration, without any deduction of whatsoever nature including , withholding tax in India or otherwise, the Seller is not required to consummate the transaction contemplated herein and the Closing shall be deemed to have not occurred. The Parties may then mutually discuss and agree on the future course of action to be taken vis a vis this transaction.


6.   COVENANTS.

(a) The Seller shall not make, and shall cause its Affiliates not to make, any press releases or press conferences with respect to the transactions contemplated by this Agreement prior to the Closing Date or at any time thereafter for a period of three (3) months after the Closing Date, without the prior written consent of the Purchaser which consent shall not be unreasonably withheld by the Purchaser. Provided however, that the Seller shall, at all times, be entitled to communicate the details of this Agreement to its investors, committees and board. Notwithstanding anything contained herein, for the period of 3 months immediately after the Closing Date, the Seller shall be entitled to disclose the transactions contemplated by this Agreement to third parties in the ordinary course of its business provided that such disclosure is not by way of either a press release or press conference. It is hereby clarified that upon the expiry of 3 months from the Closing Date, none of the restrictions on the Seller stipulated under this Clause 6(a) shall be effective against the Seller.

(b) Each Party agrees to use its reasonable efforts to take or cause to be taken all actions necessary, proper, or advisable under applicable law and regulations to consummate the transactions contemplated by this Agreement, including filing for and pursuing all necessary third party, governmental, regulatory, and other approvals that may be required.

(c) Purchaser shall be responsible for the payment of all stamp duties and sales, transfer, withholding, or similar taxes, if any, that may be assessed in respect of the transfer of all or any portion of the Shares. For avoidance of doubt, it is clarified that the Seller shall be responsible for any income or capital gains taxes, as per Bermuda Law.

(d) Except as provided in Section 9, each Party shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. The provisions of this Section 6(d) shall survive the Closing.

(e) Purchaser agrees that it has the requisite RBI Approval to remit the Consideration to the Seller upon Closing in accordance with the terms of this Agreement and that it shall take all actions necessary to keep such approval valid and subsisting upon Closing and shall do all things necessary to ensure due payment of the Consideration in terms of this Agreement.

(e) Seller agrees and undertakes to the Purchaser that for a period of two (2) years from the Closing Date, or the expiry of the Management Team lock-in as per the existing employment agreements of the Management Team with the Company (which will remain in force post Closing), whichever is earlier, the Seller shall not directly or knowingly
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     solicit or entice or endeavour to solicit or entice away from the Company or any of its subsidiaries any member of the Management Team of the Company or any of its subsidiaries save and except (i) in the event of termination by the Company of any member of the Management Team, then, the Seller or its Affiliate would be free to recruit such a member of the Management Team; and (ii) none of the restrictions stipulated in this Clause 6(f ) would be applicable where such solicitation has not been initiated by the Seller either directly or indirectly either on its own behalf or on behalf of any other Affiliate or person or entity.,


7.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Purchaser that as of Execution Date as well as on the Closing Date:

(a) the Company is duly organized and validly constituted under the laws of Mauritius and is a tax resident in Mauritius;

(b) it has the requisite power and authority to make, execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein;

(c) the execution, delivery, and performance by it of this Agreement and the consummation of the transactions contemplated hereby, including the sale of all or any portion of the Shares to Purchaser will not (i) violate any provision of its memorandum and articles of association or other constituent documents, (ii) violate any provision of law or any order of any court or government applicable to it or any of its property or any mortgage or security;

(d) no, approval of any governmental or regulatory agency, is required in connection with or to complete the sale of the ChrysCapital Securities or the consummation of the other transactions contemplated by this Agreement

(e) there are no actions, suits, proceedings, or investigations, at law or in equity or by or before any court, government, administrative agency or arbitrator, of any nature, that might have an effect on the sale of all or any portion of the Shares by it or the consummation of the transactions contemplated by this Agreement;

(f) this Agreement has been duly executed and delivered by an authorized signatory and constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except insofar as the enforceability may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally or by general principles of equity;

(g) it is the sole legal, beneficial, and record owner of the ChrysCapital Securities and all rights with respect thereto, with full and unrestricted power to sell, convey, transfer, assign, endorse, and otherwise deliver the ChrysCapital Securities and related rights to Purchaser as provided in this Agreement; and after the sale of the ChrysCapital Securities it shall not hold any shares in the Company.

(h) it has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's fee, finder's or similar fee or commission in connection therewith or upon the consummation thereof.
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(i)  Notwithstanding what is set forth in this Agreement, Seller has not made, and disclaims, any representation or warranty, whether express or implied and whether by common law, statute, or otherwise, regarding (i) the business/financial prospects of the Company, or (ii) any assets of the Company, save and except in respect of the ChrysCapital Securities to the extent expressly stated herein. The Parties agree and affirm that the ChrysCapital Securities are being sold and transferred on an "as is, where is" basis. The representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period of one year from the Closing Date.


8.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to Seller that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of India;

(b) it has the requisite power and authority to make, execute, deliver and perform this Agreement and to consummate the transactions contemplated herein;

(c) the execution, delivery, and performance by it of this Agreement and the consummation of the transactions contemplated hereby, including the purchase of all or any portion of the ChrysCapital Securities from Seller, will not (i) violate any provisions of its memorandum and articles of association or other constituent documents, (ii) violate any provision of law or any order of any court or government applicable to it or any of its property, ;

(d) no approval of any government or regulatory agency is required in connection with or to complete the sale of the ChrysCapital Securities or the consummation by it of the transactions contemplated by this Agreement except the RBI Approval which shall be valid and subsisting and in full force and effect as of Closing.

(e) no notice is required to be given to any person, court, or government or any agency thereof by it in connection with the consummation of the transactions contemplated by this Agreement except such notices as will be given on or before the Closing;

(f) there are no actions, suits, proceedings, or investigations, at law or in equity or by or before any court, government, administrative agency or arbitrator of any nature, that might have an effect on the consummation of the transactions contemplated by this Agreement and that are pending or threatened against, involving, or affecting it;

(g) this Agreement has been duly executed and delivered by an authorized signatory of it and constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except insofar as the enforceability may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally or by general principles of equity; and

(h) it has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's fee, finder's or similar fee or commission in connection therewith or upon the consummation thereof

(i) The representations and warranties of Purchaser set forth in this Agreement shall survive the Closing for a period of one (1) year.
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9.   INDEMNIFICATION.

(a) Seller hereby agrees to indemnify, defend, and hold harmless Purchaser and each of Purchaser's shareholders, Affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the "PURCHASER INDEMNITEES") from and against each and every demand, claim, loss (including any reduction in value), liability, judgment, damage, assessment, cost, and expense (including interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements, and expenses of attorneys, accountants, and other professional advisors) in excess of U.S.$ 100,000 imposed on or incurred by the Purchaser Indemnitees, directly or indirectly, relating to, resulting from, or arising out of: (i) any inaccuracy in any representation or warranty of Seller contained in this Agreement, but only if the claim or demand for such indemnification is asserted prior to any date upon which such representation or warranty expires pursuant to Section 7 (i)

(b) Purchaser hereby agrees to indemnify, defend, and hold harmless Seller and each of the Sellers's Affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the "SELLER INDEMNITEES") from and against each and every demand, claim, loss (including any reduction in value), liability, judgment, damage, assessment, cost, and expense (including interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements, and expenses of attorneys, accountants, and other professional advisors) in excess of U.S.$ 100,000 imposed on or incurred by the Seller Indemnitees, directly or indirectly, relating to, resulting from or arising out of: (i) any inaccuracy in any representation or warranty of Purchaser contained in this Agreement, but only if the claim or demand for such indemnification is asserted prior to any date upon which such representation or warranty expires pursuant to Section 8(i) or (ii) any breach or nonfulfillment of any covenant, agreement, or other obligation of Purchaser under this Agreement; (iii) any expenses incurred by the ChrysCapital nominated directors nominated on the Board of the Company and or its subsidiaries in defending any legal proceedings initiated against them by any third party or any appropriate authorities arising out of any alleged acts or omissions on the part of the directors prior to the Closing Date save where such liability has arisen due to any fraud or negligence willfully committed by a ChrysCapital nominated director on the Board of the Company or its subsidiaries. .

(c) If any claim or assertion of liability is made or asserted against a party entitled to be indemnified pursuant to this Section 9 (an "INDEMNIFIED PARTY"), the Indemnified Party shall with reasonable promptness and, in any event, no later than ten (10) days prior to the time the response to such claim or assertion of liability must be given, give to the other party ("INDEMNIFYING PARTY") written notice of the claim or assertion of liability and request the Indemnifying Party to defend the same. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the engagement thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to promptly assume the defense of such action.

     The Indemnifying Party shall not be permitted to enter into any settlement or compromise involving any action or relief other than money unless the Indemnified Party shall have been notified in writing of the proposed settlement or compromise and shall have consented in writing thereto which consent shall not be unreasonably withheld or delayed. The Parties will co-operate with each other in the defense of any such action and the relevant records of each shall be available to the other with respect to such defense.


10.  DISPUTE RESOLUTION.

     Any dispute, controversy or claim ("DISPUTE") arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall initially be resolved by amicable negotiations among executives of the Parties, and, if not resolved through such negotiations within thirty (30) days of written notice of the existence of such Dispute, be finally settled by arbitration by a single arbitrator. The arbitration shall be conducted in accordance with the Indian Arbitration and Conciliation Act, 1996 in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties. The seat of the arbitration shall be Bangalore, India and it shall be conducted in the English language. The arbitrator shall be appointed in accordance with the Indian Arbitration and Conciliation Act, 1996.

     During the arbitration, all Parties shall continue to fulfill their respective obligations under this Agreement except for such obligations and other matters, which are the subject of the arbitration.

     The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties concerned. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.


11.  NOTICES.

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
     (i) on the date of delivery if delivered personally or by a recognized overnight delivery service to the Party to whom the notice, request, demand or other communication is to be given or (ii) on the day of transmission by telecopy if sent during normal business hours and otherwise on the next succeeding business day:

     To Seller:
                              CHRYSCAPITAL I, LLC
                              3rd Floor, Les Cascades
                              Edith Cavell Street
                              Port Louis
                              Mauritius

                              Att'n:  Director
                              Fax: [230-211-2000]

     To Purchaser:            Doddakannelli,
                              Sarjapur Road,
                              Bangalore 560 035
                              India

                              Att'n:  Corporate Executive Vice President Finance
                              Fax:  (91) 80 8440051


     Either Party may change any address to which notices are to be given to it by giving notice as provided above of such change of address.


12.  MISCELLANEOUS.

(a)  Entire Agreement

     This Agreement represents the full and complete agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral) between the Parties with respect to the subject matter hereof. No modification of this Agreement shall be valid unless the same is in writing and signed by each Party.


(b)  Assignment

     Rights and obligations under this Agreement may not be assigned or delegated by any Party without the written consent of the other Party. The Purchaser may nominate anyAffiliate ("Nominee") to purchase the ChrysCapital Securities on behalf of the Purchaser in which event both the Purchaser and the Nominee shall be bound by the terms and provisions of this Agreement and the respective rights and obligations of Purchaser and Seller.


(c)  Governing Laws

     This Agreement shall be governed, interpreted and enforced in accordance with the laws of India.


(d)  Title, Captions and Headings

     The titles, captions and headings contained in this Agreement are inserted for the convenience of reference only and are not intended to affect in any way the construction or interpretation of this Agreement.


(e)  Severability

     If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision; provided, however, that if such severability materially changes the economic benefits of this Agreement to either Party, the Parties shall negotiate an equitable adjustment in the provisions of this Agreement in good faith.


(f)  Limitation of Liability

     Notwithstanding any other provision of this Agreement, no Party shall have any liability to any other Party for any special, punitive, exemplary, indirect, incidental or consequential loss and damages, including damages for loss of profit, loss or use or business stoppage (irrespective of whether the same be characterized as direct or indirect losses), irrespective of whether such liability arises in contract, breach, tort (including negligence and strictly liability), or otherwise.

     Subject to Clause 7, the Purchaser hereby confirms on Execution Date its satisfaction that it is not aware of any facts, and that there is nothing, which has or may have any adverse effect on the purchase of ChrysCapital Securities as contemplated herein. At Closing, the Purchaser hereby releases and absolves ChrysCapital from any duties and/or obligations that may be prevalent under the Old Shareholders Agreement, Present Shareholders Agreement or the Modified Shareholders Agreement or other arrangements.


(g)  Waiver

     Any of the conditions to the Closing set forth in this Agreement may be waived at any time in writing prior to or at the Closing by the party entitled to the benefit thereof. No waiver of any of the provisions of this Agreement shall be deemed to be or constitute a waiver of any other provision whether similar or not. No single waiver shall constitute a continuing waiver.


(h)  Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


(i)  Survival

     The provisions of Section 12 (j) shall survive for a period of two years from the expiration or earlier termination of this Agreement.


(j)  Confidentiality

     The Seller shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by the Seller and shall not disclose to any third party or use the same for any purpose whatsoever, provided that the Seller may deliver or disclose Confidential Information to (i) any Governmental authority having jurisdiction over the Seller to the extent required by law, or (ii) any other person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Law applicable to such Party, (B) in response to any subpoena or other legal process, or (C) in connection with any litigation to which such Party is a party, provided further that, at the time of such disclosure as above, its shall provide the Purchaser with prompt written notice thereof so that the Purchaser may seek (with the cooperation and reasonable efforts of the Seller) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information reasonably necessary for the purpose at hand, and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Purchaser. Provided that nothing contained herein will be applicable to the Seller disclosing such Confidential Information to either its legal or financial advisors or any consultants, agents, custodians and advisors that the Seller may hire or retain in the course of the Seller's business.

(k)  Specific Performance

     The Parties hereto agree that the obligations imposed on the Purchaser or the Seller, as the case may be, in the transaction agreements are special, unique and of an extraordinary character, and that, in the event of breach by the Purchaser or the Seller, as the case mty be, damages would not be an adequate remedy and therefore the Seller or the Purchaser ,as the case may be, shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The remedy set forth in this Section is cumulative and shall in no way limit any other remedy available under law, in equity or pursuant hereto.


IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first mentioned above.


SIGNED BY GULPREET KOHLI                              )
FOR AND ON BEHALF OF                                  )
CHRYSCAPITAL I, LLC                                   )

IN THE PRESENCE OF                                    )


SIGNED BY SATISH MENON                                )
FOR AND ON BEHALF OF                                  )
WIPRO LIMITED                                         )

IN THE PRESENCE OF                                    )

                                                                      SCHEDULE 1
                            TO THE SHARE SALE AND PURCHASE AGREEMENT - CHRYSALIS


DETAILS OF THE MANAGEMENT TEAM

MR RAMAN ROY
MR RAJ DUTTA
MR S VARADARAJAN
MS NILANJANA PAUL
MR EDWARD QUINTERO
MR SUNIL GUJRAL
MR MAHESH NAIR
MR SUNIL RAWAL
MR ASHOK CHADHA
MS PADMINI MISRA
MR UPENDRA SINGH
MR G MADHAVAN
MS. ANITA P.